Exhibit 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

March 22, 2010

To the Board of Directors of
Lin’an Tengda Food Corp.
Maoli Village, Longgang Town, Lin’an City, Zheijiang Province, China

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC, hereby consents to the use in the Form S-1/A, Amendment No. 2, Registration Statement under the Securities Act of 1933 of our report dated March 17, 2010, relating to the financial statements of Lin’an Tengda Food Corp., a Wyoming Corporation, as of and for the period ending December 31, 2009.

We also consent to the reference to us under the heading “Interests of Named Experts and Counsel” in such Registration Statement.

Sincerely,

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC